Exhibit 10.2

LICENSE AGREEMENT

 This License Agreement (“Agreement”) is made the 22 day of November, 2014 by NuState Energy Holdings Inc. with an address of 1201 Main Street Street, Suite 1980, Columbia, SC 29201 (“NSEH”) and The Ronn Motor Group, Inc. with an address of 4848 Cactus Rd, Suite 505-225, Scottsdale, AZ 85254 (“RMG”). NSEH and RMG can be referred to within this Agreement collectively as parties (“Parties” or “parties”) or individually as party (“Party” or “party”).

RECITALS

A.	NSEH is the provider and owner, including source code, of GPSTrax a software application providing vehicle telematics solutions to a variety of markets.

B.	NSEH desires to grant RMG, as RMG desires to obtain from NSEH, an exclusive world-wide license to use the GPSTrax software and know-how (the “GPSTrax Technology”) under its own label (RMG name) with respect to RMG’s markets including but not limited to the Transportation and Telematics Industry subject to the terms and conditions of this Agreement.

NOW, THEREFORE, NSEH and RMG agree as follows:

1.	Grant of Rights to RMG. Subject to the terms and conditions of this Agreement, NSEH grants to RMG:

a)          the right and license to use, reproduce, market, and distribute the GPSTrax Technology under RMG’S label solely in connection with the defined markets, as referenced within and at 1(e);

b)          the exclusive right to develop, modify, alter, enhance, or create derivative works, based on the GPSTrax Technology solely in connection with this Agreement; both parties agree that any modification or derivative works based on the GPSTrax technology is mutually owned by both parties; and

c)          any derivative work or modified work related to the GPSTrax Technology will be jointly owned by the Parties;

d)          the right and license to obtain, use, reproduce, and enhance any GPSTrax documents related to the GPSTrax Technology solely in connection with the Project.

e)          the first right to all sales opportunities in the Transportation and Telematics industry for clean energy projects and,

f)           the first of refusal to purchase GPSTrax source code outright.

/s/ KY	/s/ RM

2.             Consideration. In exchange for the rights granted above, RMG will pay NSEH a license fee of $100,000 (“Fee”) and a services fee of $0 for one year ending January 1, 2015. The annual services fee for subsequent years will not exceed $______ per calendar year.

                The Fee will be paid in installments as mutually agreed by the Parties in writing.

3.             Term. Unless otherwise terminated pursuant to this Agreement, the perpetual license granted to RMG under this Agreement will continue for perpetuity to permit for RMG to fulfill its obligations with respect to all of its Projects, all of RMG’s rights in and to the GPSTrax Technology will automatically renew, with the condition that RMG enters into annual maintenance and customer service support for this Agreement. RMG will promptly provide NSEH written notice of non-renewal or expansion of this Agreement. In such event, The Parties will negotiate in good faith the continuation of support services to RMG under this Agreement and will not unreasonably withhold approvals or consents.

4.             Termination. This Agreement is subject to termination prior to the end of the term described in Section 3 above, under the following circumstances:

a) by written agreement of the parties;

b) if RMG fails to perform any of the terms, conditions or obligations of this Agreement and such failure continues for 10 days after written notice from NSEH, NSEH may, at its option, terminate this Agreement by written notice to RMG, unless RMG is able to cure the failure within 30 days from written notice; or

c) if RMG (i) becomes involved insolvency, dissolution, bankruptcy or receivership proceedings; (ii) makes an assignment of the majority of its assets for the benefit of creditors generally; or (iii) a receiver or trustee is appointed for a material portion of RMG’s assets or business, NSEH may, at its option, terminate this Agreement by written notice to RMG.

In the event of termination as provided in subsections b) or c) above, RMG will immediately cease using the GPSTrax Technology and deliver to NSEH all materials containing the GPSTrax Technology including all developments, modifications, alterations, enhancements or derivate works created by RMG. Termination by NSEH as provided in subsections b) or c) above does not relieve RMG of liability for any payment owed to NSEH under this Agreement. Following termination, each party will return all Confidential Information of the other Party

5.             Authorization. Each party represents and warrants to the other: (i) that the execution, delivery and performance of this Agreement has been duly authorized by any and all necessary corporate action; and (ii) it is free of any contractual obligation that would prevent it from entering into or performing its obligations under this Agreement.

/s/ KY	2	/s/ RM

6.             Infringement Claims. If RMG becomes aware of any actual or threatened infringement relating to the GPSTrax Technology, Spectrum will promptly notify NSEH of each infringement or possible infringement. To the extent deemed necessary by NSEH, RMG will cooperate with NSEH to terminate any such infringement without litigation. If attempts at resolution are not successful, NSEH may, at its sole discretion and expense, bring an action arising from such infringement. In such event RMG will cooperate with NSEH in any such litigation and provide, without charge, except out-of-pocket costs, any requested documents, evidence or testimony as may be required. If NSEH decides not to bring an action arising from the infringement, RMG may do so at its sole cost and expense.

7.             Defense of Claims. If either party or its successor or assign becomes the subject of a claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of the rights of any third party as a result of its use of any of the GPSTrax Technology, it will provide prompt written notice to the other party. The parties will make reasonable efforts to cooperate on defense of the third party claim. In such event, both parties will have the right to approve counsel and will share the costs of defense equally. If the parties cannot agree on a strategy for defense, the party who is the subject of the action will have the right to defend itself at its own cost, with counsel of its choice. In that event, the other party will fully cooperate with the defending party by providing, without charge, except out-of-pocket costs, any documents, evidence or testimony as may be required.

8.             Mutual Indemnification.

a) NSEH will indemnify, defend and hold harmless RMG, its directors, trustees, officers, employees, and other agents from and against all claims, liability, demands, damages, costs, expenses (including attorneys’ fees and costs) and losses, including personal injury and property damage (“Claims”), arising from or relating in any way to NSEH performance pursuant to this Agreement or the breach by NSEH of any of the express terms, conditions or obligations contained in this Agreement.

b) RMG will indemnify, defend and hold harmless NSEH, its manager, members, officers, employees, and other agents from and against Claims, arising from or relating in any way to RMG’s performance pursuant to this Agreement or the breach by RMG of any of the express terms, conditions or obligations contained in this Agreement.
c) Each party will promptly notify the other party in writing of all Claims described above which may come to the party’s attention. Each party will cooperate fully with the other party in any action, proceeding or other effort related to the Claims by furnishing, without charge, except out-of-pocket costs, any documents, evidence or testimony as may be required.

d) The indemnification obligations set forth in this Section 8 will survive expiration or termination of this Agreement for any reason.
/s/ KY	3	/s/ RM

9.             Confidentiality.

a) Each party will protect and keep secret Confidential Information of the other party received or observed pursuant to this Agreement and will not: (i) disclose Confidential Information to any person other than to such party’s employees and independent contractors with a need to know who have signed written confidentiality agreements protecting the Confidential Information, or (ii) use Confidential Information for any purpose other than to exercise its rights and perform its obligations under this Agreement.

b) “Confidential Information” means any and all information relating, directly or indirectly, to a party’s personnel, business operations, or proposed development activities or business ventures, whether such information was provided or observed by the other party before or after execution of this Agreement and whether in tangible and/or intangible form. Confidential Information includes, by way of example and without limitation: business and technical information, financial information, data, marketing techniques and materials, business plans and strategies, business operations and systems, pricing policies, information concerning employees, customers, vendors and/or investors, technology, intellectual property, trade secrets, ideas, concepts, discoveries, inventions, improvements, research, developments, know-how, formulas, designs, plans, and other technical, financial or business information.

c) A party will have no obligation under this Section 9 to maintain in confidence any information that it can demonstrate: (i) was in the public domain at the time of disclosure; (ii) although originally Confidential Information, subsequently became part of the public knowledge through no fault of that party; (iii) although originally Confidential Information, subsequently was rightfully received by that party, without obligations of confidence, from a third party who is free to disclose the Confidential Information as of the date of such third-party disclosure; or (iv) is required to be disclosed pursuant to a court order or as otherwise required by law; provided, however, that the disclosing party must notify the party whose Confidential Information is to be disclosed prior to such disclosure, and in no case more than ten (10) days after receiving such order, to give the other party time to contest such order.

d) The obligations of confidentiality set forth in this Section 9 will survive expiration or termination of this Agreement for any reason.

10.           Notices. All notices under this Agreement will be in writing and sent by prepaid, first class, registered or certified mail, properly addressed to the other party as follows:

If to NSEH:	Mr. Kevin Yates
NuState Energy Holdings, Inc.
1201 Main Street
Suite 1980
Columbia, SC 29201

If to Spectrum:	Mr. Ronn Maxwell
The Ronn Motor Group
4848 Cactus Rd
Suite 505-225
Scottsdale, AZ 88254

All notices and communications will be effective on the date of the postmark of that notice or communication. Either party may change its address by giving notice of that change to the other party.

/s/ KY	4	/s/ RM

11.           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no other understandings, agreements, or representations, oral or written, between the parties.

12.           Amendments. No amendment or modification of this Agreement will be effective until a written amendment is signed by both parties.

13.           Assignment and Sublicenses. No part of the license granted in this Agreement may be assigned, transferred, collaterally assigned, pledged as security or sublicensed by RMG. In the event of any actual assignment or sublicense, or attempted assignment or sublicense by RMG, NSEH may, at its option, immediately terminate this Agreement by written notice to RMG. Any such assignment or sublicense will be void and of no force or effect.

14.           Severability. In the event that any term, condition or provision of this Agreement is held to be invalid by any court of competent jurisdiction, such holding or holdings will not invalidate or make unenforceable, any other term, condition or provision of this Agreement. The remaining terms, conditions and provisions will be fully severable, and the remaining terms, conditions and provision will be construed and enforced as if the term, condition or provision held invalid had never been inserted in this Agreement.

15.           Waivers. No waiver of any breach of this Agreement will constitute a waiver of any other breach of the same or any other provision of this Agreement. No waiver will be effective unless made in writing.

16.           Relationship of Parties. The parties are separate and independent legal entities. Without limiting the generality of the foregoing, neither party will be deemed to be the employee, representative, agent, joint venturer, or partner of the other party for any purpose. Neither party has the authority to bind the other or to incur any liability on behalf of the other.

17.           Interpretation. There shall be no presumption in either party’s favor based on the drafting of this Agreement. Both parties have had the opportunity to have this Agreement reviewed by their attorneys prior to execution.

18.           Governing Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of South Carolina without reference to its choice of law provisions. Any claim, action, or suit that arises out of or relates to performance of this Agreement will be brought and conducted solely and exclusively within the state or federal courts located in Richland County, South Carolina, and RMG consents to the jurisdiction of and venue in such courts.

/s/ KY	5	/s/ RM

19.           Costs; Attorneys Fees. In any legal action or proceeding arising out of or related to this Agreement, the prevailing party will be entitled to recover all associated costs, including attorneys’ fees incurred.

20.           Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement. A counterpart may be delivered by facsimile or email, and when so delivered will have the same force and effect as delivery of an original counterpart.

                The parties have executed this Agreement as of the date set forth in the opening paragraph above.

NUSTATE ENERGY HOLDINGS, INC

By:	/s/ Kevin Yates
Its:	CEO

THE RONN MOTOR GROUP, INC.

By:	/s/ Ronn Maxwell
Its:	CEO
/s/ KY	6	/s/ RM